Exhibit 5.2

BHP Billiton Finance (USA) Limited Level 18 171 Collins Street Melbourne VIC 3000 Australia BHP Group Limited Level 18 171 Collins Street Melbourne VIC 3000 Australia	8 September 2023 Matter 82763560

Dear Sir/Madam

Opinion: BHP US Shelf programme (September 2023 Form 6-K)

We have acted as advisers as to matters of Australian law to BHP Billiton Finance (USA) Limited, a corporation organised under the laws of the Commonwealth of Australia (the Issuer) and BHP Group Limited, a corporation organised under the laws of the Commonwealth of Australia (the Company) in connection with the registration by the Issuer under the United States Securities Act of 1933, as amended (the Securities Act), of US$850,000,000 aggregate principal amount of 5.250% Senior Notes due 2026, US$700,000,000 aggregate principal amount of 5.100% Senior Notes due 2028, US$900,000,000 aggregate principal amount of 5.250% Senior Notes due 2030, US$1,500,000,000 aggregate principal amount of 5.250% Senior Notes due 2033 and US$800,000,000 aggregate principal amount 5.500% Senior Notes due 2053 (collectively, the Securities), on Form F-3 (the Registration Statement), and the guarantee of the Company endorsed on the Securities (the Guarantee). The indenture relating to the debt securities issued by the Issuer dated 28 February 2023 among the Issuer, the Company and The Bank of New York Mellon (the Indenture), the Securities and the Guarantee are, together, the Relevant Documents. We have not examined any documents other than those in Schedule 1 and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this letter (the Opinion).

1	Opinion

Based only upon the documents referred to in Schedule 1 (the Documents) and subject to the assumptions and qualifications set out in this letter (the Opinion), we are of the opinion that:

(a)	(existence) each of the Issuer and the Company is registered and validly existing under the laws of the Commonwealth of Australia and is capable of suing and being sued in its corporate name;

(b)	(power) each of the Issuer and the Company has the corporate power to enter into and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(c)

(authorisations) each of the Issuer and the Company has taken all necessary corporate action to authorise the execution of, and the performance of its obligations under, the Relevant Documents to which it is expressed to be a party; and

80 Collins Street Melbourne Vic 3000 Australia GPO Box 128 Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

2 Assumptions

(d)

(enforceability) to the extent the laws of the Commonwealth of Australia and the State of Victoria (Relevant Jurisdictions) are expressed to apply, the Securities and the Guarantee of the Company constitute valid and legally binding obligations of the Issuer and the Company, respectively, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2	Assumptions

In this Opinion we have assumed the following matters (none of which limits any other assumption or any qualification):

(a)	(authenticity) that:

(1)	all signatures, seals, dates, duty stamps and markings are authentic;

(2)	all Documents are complete (or will be complete and compiled with the authority of the parties to them) and, if copies, conform to originals; and

(3)	all statements made in the extracts and certificates referred to in Schedule 1 are correct and not misleading or deceptive;

(b)	(validity) that:

(1)

the Relevant Documents constitute legal, valid and binding obligations of all parties and are enforceable against all parties (other than, to the extent the laws of the Relevant Jurisdictions are expressed to apply, the Issuer and the Company) in accordance with their terms under all applicable laws;

(2)	all Documents expressed to have any legal effect are in, or have taken, full force and effect and are enforceable by and against all parties in accordance with their terms;

(3)

any resolution, instruction, approval or consent evidenced by a Document was duly and properly passed or given, has not been varied or revoked, is properly recorded or described in the Document and is not subject to any right to set it aside or question its validity (whether due to any procedural irregularity, lack of power, breach of duty or otherwise); and

(4)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(c)	(the Issuer and the Company) that:

(1)

each assumption specified in section 129 of the Corporations Act 2001 (Cth) (the Corporations Act) is correct in relation to each of the Issuer and the Company and all things done in connection with that party’s entry into and performance of the Documents and the transactions contemplated by them;

(2)

each person appearing from the documents in Schedule 1(9) (Company Extract) to be a director or company secretary of the Issuer and the Company was validly appointed on the date indicated in the Company Extract and is validly continuing in office and the information in the Company Extract is otherwise correct and up-to-date; and

Opinion: BHP US Shelf programme (September 2023 Form 6-K)                page 2

3 Qualifications

(3)

no liquidator, administrator, receiver, receiver and manager or like officer has been (or will on the date of this Opinion be) appointed to the Issuer or the Company or any of their respective assets and no such party has been (or will on the date of this Opinion be) wound up or obtained protection from its creditors under any applicable laws;

(d)	(capacity of parties) that neither the Issuer nor the Company enters into a Document as a partner in a partnership, as agent for any principal or as trustee of any trust;

(e)	(Relevant Laws) that all legislation is constitutionally valid and all subordinate legislation has been validly made in accordance with the enabling legislation; and

(f)

(other facts and laws) that there are no facts or circumstances not evident on the face of the Documents or any laws other than the laws of the Relevant Jurisdictions that would render any part of this Opinion incorrect.

3	Qualifications

This Opinion is subject to the following qualifications (none of which limits any other qualification or any assumption):

(a)

(enforceability) we express no opinion as to the enforceability of any Documents other than in respect of the Securities and the Guarantee to the extent the laws of the Relevant Jurisdiction are expressed to apply; in addition, but without limiting the foregoing, our opinion that the Securities and the Guarantee are ‘valid’ or ‘binding’ means only that in our opinion, the obligations assumed by the Company or the Issuer under the Securities and the Guarantee are of a type that competent courts of the Relevant Jurisdictions would ordinarily enforce and does not mean that the Securities and the Guarantee or obligations under them will necessarily be enforced in all circumstances in accordance with their terms;

(b)

(revocation of powers of attorney) a court may order that an irrevocable power of attorney conferred by a Document be terminated or revoked if satisfied that the objects of the power of attorney have been carried out: a power of attorney stated to be irrevocable may only be irrevocable where it is given by the principal as security for a proprietary interest of the attorney or other performance of an obligation owed to the attorney and while:

(1)	the attorney has a proprietary interest or persons deriving title to the interest under the attorney have a proprietary interest secured by the power of attorney; or

(2)	the obligation, the performance of which is secured by the power of attorney, remains undischarged;

(c)

(other documents) we express no opinion on any document other than a Relevant Document or on any provision of a Relevant Document which requires compliance with a document other than a Relevant Document;

(d)	(reliance on searches) we have relied upon on-line computer searches of:

(1)	records at the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Company; and

Opinion: BHP US Shelf programme (September 2023 Form 6-K)                page 3

4 Benefit

(2)

the insolvency notices publication website publishednotices.asic.gov.au maintained by the Australian Securities and Investments Commission made on the date of this Opinion in respect of the Issuer and the Company, however, those records are not necessarily complete or up-to-date. We have not made any other searches of any other records (public or otherwise); and

(e)	(Relevant Laws) we have considered only the laws of the Relevant Jurisdictions that are applicable to companies generally and assumed no other laws would render any part of this Opinion incorrect.

4	Benefit

(a)

This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. Without limitation, this Opinion does not deal with whether the Documents achieve the commercial intention of the parties, whether any statements of fact in the Documents are complete, accurate or relevant, whether there are reasonable grounds for any opinion or statement as to any future matter in the Documents or with the effect, completeness or extent of application of the assumptions and qualifications contained in this Opinion. In providing this Opinion, we have no obligation to advise any person of these matters.

(b)

This Opinion is given on the basis of the actual knowledge of Andrew Booth, Lucy McCullagh and April Whitehead. We are not liable if any other partner or solicitor of this firm has any knowledge which would render our assumptions or qualifications incorrect; we have not made any investigation as to whether any such partner or solicitor has any such knowledge.

(c)

This Opinion is given in respect of and is limited to the laws of the Relevant Jurisdictions as applied by the courts of the Relevant Jurisdictions which are in force at 9.00am Melbourne time on the date of this letter. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws or any documents, facts or circumstances coming to our attention after the date of this Opinion or to otherwise update this Opinion.

(d)

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form 6-K and to the reference to our firm under the heading “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Opinion: BHP US Shelf programme (September 2023 Form 6-K)                page 4

4 Benefit

Yours sincerely

/s/ Lucy McCullagh

Lucy McCullagh

Partner

Herbert Smith Freehills

+61 3 9288 1318

lucy.mccullagh@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership ABN 98 773 882 646, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Opinion: BHP US Shelf programme (September 2023 Form 6-K)                page 5

Schedule 1

Documents

[Intentionally omitted.]